Exhibit 99.1

CONTACT:Lindsey Crabbe, Investor RelationsFOR IMMEDIATE RELEASE

(214) 874-2339

CAPSTEAD MORTGAGE CORPORATION

ANNOUNCES ADDITION TO MANAGEMENT TEAM

DALLAS – October 23, 2017 – Capstead Mortgage Corporation (NYSE: CMO) (“Capstead” or the “Company”) announced today that it has appointed Lance J. Phillips as Senior Vice President, Chief Financial Officer (“CFO”) and Secretary.

Phil Reinsch, President and Chief Executive Officer commented, “We are very pleased to have Lance joining our team as our Senior Vice President, CFO and Secretary. His leadership experience and financial acumen will be an invaluable asset to the Company as he assumes these roles. We look forward to working with Lance in the months and years to come.”

Mr. Phillips joins Capstead from Hunt Utility Services, LLC, the external manager to InfraREIT, Inc., where most recently he served as Vice President, Principal Accounting Officer and Controller of InfraREIT.  Mr. Phillips has served in various executive capacities with the Ray L. Hunt family of companies since 2010, after beginning his career at Arthur Andersen, LLP as a member of the audit and advisory services group.  Mr. Philips is a certified public accountant.

About Capstead

Formed in 1985 and based in Dallas, Texas, Capstead is a self-managed real estate investment trust for federal income tax purposes. The Company earns income from investing in a leveraged portfolio of residential adjustable-rate mortgage pass-through securities issued and guaranteed by government-sponsored enterprises, either Fannie Mae, Freddie Mac, or by an agency of the federal government, Ginnie Mae.

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